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EXHIBIT 4.7

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               EDT LEARNING, INC.


         EDT Learning, Inc. (the "Corporation"), a corporation organized under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopts this Certificate of Amendment (this "Certificate of Amendment"), which amends its Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), as described below, and does hereby further certify that:

         FIRST: The name of the Corporation is EDT Learning, Inc.

         SECOND: The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendments to the Restated Certificate of Incorporation as described herein, and the holders of at least a majority of the outstanding stock of the Corporation duly adopted and approved this Certificate of Amendment by vote at the Company's special meeting, and written notice has been given, all in accordance with the provisions of Sections 242 and 228 of the DGCL.

         THIRD: The Article "FIRST" of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

                  "FIRST. THE NAME OF THE CORPORATION IS ILINC COMMUNICATIONS, INC."

         FOURTH: The Article "FOURTH" of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

                  "FOURTH. THE AGGREGATE NUMBER OF SHARES OF CAPITAL STOCK THAT THE CORPORATION WILL HAVE AUTHORITY TO ISSUE IS ONE HUNDRED TEN MILLION (110,000,000), ONE HUNDRED MILLION (100,000,000) OF WHICH WILL BE SHARES OF COMMON STOCK, HAVING A PAR VALUE OF $0.001 AND TEN MILLION (10,000,000) OF WHICH WILL BE SHARES OF PREFERRED STOCK, HAVING A PAR VALUE OF $0.001 PER SHARE.

                           PREFERRED STOCK MAY BE ISSUED IN ONE OR MORE SERIES AS MAY BE DETERMINED FROM TIME TO TIME BY THE BOARD OF DIRECTORS. ALL SHARES OF ANY ONE SERIES OF PREFERRED STOCK WILL BE IDENTICAL EXCEPT AS TO THE DATES OF ISSUE AND THE DATES FROM WHICH DIVIDENDS ON SHARES OF THE SERIES ISSUED ON DIFFERENT DATES WILL CUMULATE, IF CUMULATIVE. AUTHORITY IS HEREBY EXPRESSLY GRANTED TO THE BOARD OF DIRECTORS TO AUTHORIZE THE ISSUANCE OF ONE OR MORE SERIES OF PREFERRED STOCK, AND TO FIX BY RESOLUTION OR RESOLUTIONS PROVIDING FOR THE ISSUE OF EACH SUCH SERIES THE VOTING POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL, REDEMPTION, CONVERSION, EXCHANGE OR OTHER SPECIAL RIGHTS, QUALIFICATIONS, LIMITATIONS OR RESTRICTION OF SUCH SERIES, AND THE NUMBER OF SHARES IN EACH SERIES, TO THE FULL EXTENT NOW OR HEREAFTER PERMITTED BY LAW."


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         FIFTH: This Certificate of Amendment shall be effective when filed with the Secretary of State for the State of Delaware.

         IN WITNESS WHEREOF, EDT Learning, Inc. has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by James
M. Powers, Jr. its President and Chief Executive Officer, on February 5, 2004.

                                       EDT Learning, Inc.


                                       By: /s/ James M. Powers, Jr.
                                           -------------------------------------
                                           James M. Powers, Jr.,
                                           President and Chief Executive Officer